De Leon & Company, P.A.

November 18, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE Washington, DC 20549

Re: Liberated Solutions, Inc.

File No: 000-55177

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated November 18, 2019, of Liberated Solutions, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

DE LEON & COMPANY, P.A.

De Leon & Company, P.A.